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                                  EXHIBIT 12.1


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                                                                   EXHIBIT 12.1

                      WALDEN RESIDENTIAL PROPERTIES, INC.
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (Dollars in thousands)


                                                                                           For the Period
                                                                                          February 9, 1994
                                                                      Year Ended           (Commencement
                                                                      December 31,        of Operations) to
                                                     -------------------------------------  December 31,
                                                      1998      1997      1996      1995        1994
                                                     -------   -------   -------   -------     -------
Income before extraordinary item and
  income allocated to minority interests...........  $36,213   $27,113   $19,122   $10,685     $ 5,356

Add:
  Interest on indebtedness.........................   54,409    28,447    20,573    17,111       6,288
  Amortization of deferred financing costs.........    1,048       827       916       900         371
                                                     -------   -------   -------   -------     -------
         Earnings..................................  $91,670   $56,387   $40,611   $28,696     $12,015
                                                     =======   =======   =======   =======     =======

Fixed charges and preferred stock dividends:
  Interest on indebtedness.........................  $54,409   $28,447   $20,573   $17,111     $ 6,288
  Amortization of deferred financing costs.........    1,048       827       916       900         371
                                                     -------   -------   -------   -------     -------
  Fixed charges....................................   55,457    29,274    21,489    18,011       6,659
  Add:
  Preferred stock dividends (1)....................   19,181    15,889     4,092       922        --
                                                     -------   -------   -------   -------     -------
         Combined fixed charges and
           preferred stock dividends...............  $74,638   $45,163   $25,581   $18,933     $ 6,659
                                                     =======   =======   =======   =======     =======

Ratio of earnings to fixed charges.................     1.65x     1.93x     1.89x     1.59x       1.80x

Ratio of earnings to fixed charges and
  preferred stock dividends........................     1.23x     1.25x     1.59x     1.52x       1.80x
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(1)  Includes dividends on preferred stock and preferred distributions to minority interest holders.